Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  August 6, 2010
Central Vermont Reports 2010 Second Quarter Earnings

▪	Year-to-date earnings of $5.6 million, or 46 cents per diluted share, 58 cents lower than 2009

➢	$2.4 million decrease in operating revenue
➢	$1.3 million decrease in purchased power expense
➢	$8.5 million increase in other operating expenses, primarily due to major storms in 2010
➢	$1.6 million increase in equity in earnings of affiliates
➢	$0.9 million decrease in other income, net

▪	Second-quarter earnings of $1.4 million, or 11 cents per diluted share, 35 cents lower than 2009

➢	$2.7 million decrease in operating revenue
➢	$1.4 million decrease in purchased power expense
➢	$3.9 million increase in other operating expenses, primarily due to a major storm in May 2010
➢	$0.7 million increase in equity in earnings of affiliates
➢	$0.8 million decrease in other income, net

▪	Earnings for 2010 are forecasted to be in the range of $1.50 to $1.60 per diluted share.

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $5.6 million, or 46 cents per diluted share of common stock, for the first six months of 2010, compared to $12.4 million, or $1.04 per diluted share of common stock, for the same period in 2009.

CV reported second-quarter 2010 consolidated earnings of $1.4 million, or 11 cents per diluted share of common stock, compared to $5.5 million, or 46 cents per diluted share of common stock, for the same period last year.

“Despite the decrease in earnings, the core business remains sound,” President Bob Young said.  “Two major storms that increased restoration costs by $4.3 million and a decrease in operating revenue from the resale of excess energy were among the key factors that hurt year-to-date earnings.

“Looking ahead, we continue to provide excellent service quality through our focus on customer care, which we believe is critical to creating value for our shareholders,” Young said.  “In the latest J.D. Power and Associates study results, CVPS ranked highest in the East Midsize segment for customer service, second for corporate citizenship and third for communications factors.

“CVPS ranked at or above the regional average for midsized utilities in the East in all J.D. Power and Associates factors, including customer service, billing and payment, communications, power quality and reliability, price and corporate citizenship,” Young said.

Year-to-Date 2010 results compared to 2009
Operating revenues decreased $2.4 million, including a $12.7 million decrease in resale revenue, partially offset by a $6.2 million increase in retail revenues, a $3.4 million increase in provision for rate refund and a $0.7 million increase in other operating revenue.  Resale revenues decreased mostly due to lower 2010 contract prices associated with the sale of our excess energy, and a decrease in volumes sold due to the scheduled refueling outages at the Vermont Yankee plant and Millstone Unit #3.  The increase in retail revenues primarily resulted from a 5.58 percent base rate increase, effective January 1, 2010 and $1.7 million recovery of 2008 major storm costs, partially offset by lower residential and commercial customer usage, due to warmer weather in the winter of 2010.  The provision for rate refund is the net deferrals and refunds of over- or under-collections of power, production and transmission costs as required by the power cost adjustment clause within our alternative regulation plan.  This increase included the favorable impact of $0.5 million of net deferrals in 2010 vs. $1.1 million of net deferrals in 2009 and the amounts returned to customers increased to $1.8 million in 2010 vs. none in 2009.

Other operating revenues increased, primarily due to higher levels of mutual aid for other utilities in 2010 and the sale of renewable energy credits.

Purchased power expense decreased $1.3 million, including a $6.4 million decrease in other purchases, due to lower output at the Vermont Yankee plant because of an extended scheduled refueling outage and lower capacity costs from Hydro-Quebec, partially offset by a $4.7 million increase in short-term purchases, due to higher replacement power requirements and a $0.5 million increase in purchases from Independent Power Producers.  Other operating expenses increased $8.5 million, comprised principally of a $3.1 million increase in service restoration costs from a major storm in February 2010 and a $1.2 million increase from a major storm in May 2010.  Transmission expenses increased $0.1 million, driven by higher rates from ISO-NE, partially offset by lower VTA billings due to higher NOATT reimbursements.  We also had higher regulatory amortizations of $2.7 million, mostly from the recovery of 2008 major storm costs, and higher property taxes of $1 million, partially offset by lower production costs of $0.4 million, mostly due to lower Vermont Yankee outage insurance premiums.  Operating income tax expense decreased $2.6 million as a result of a lower level of earnings, partially offset by an unfavorable charge of $0.7 million required by the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, in the first quarter of 2010.

Equity in earnings of affiliates increased $1.6 million, principally due to the $20.8 million investment that we made in Transco in December 2009.

Other income, net decreased $0.9 million, largely due to changes in the cash surrender value of variable life insurance policies included in our Rabbi Trust.  In 2010, there were market losses of $0.4 million versus market gains of $0.1 million in 2009.

Second quarter 2010 results compared to 2009
Second quarter operating revenues decreased $2.7 million for many of the same reasons described above.  The provision for rate refund includes an increase of $1 million of accrued under-collections that will be billed to customers during the fourth quarter of 2010.

Purchased power expense decreased $1.4 million for the same reasons described above.  Other purchases included a decrease of $6.1 million, due to lower output at the Vermont Yankee plant, related to an extended scheduled refueling outage, partially offset by a $4.7 million increase in short-term purchases, due to higher replacement power and capacity costs.  Other operating expenses increased $3.9 million for many of the same reasons described above.

Equity in earnings of affiliates increased $0.7 million for the same reasons described above.

Other income, net decreased $0.8 million for the same reasons described above.

2010 Financial Guidance
CV anticipates annual 2010 earnings to be in the range of $1.50 to $1.60 per diluted share, down from the previous forecast of $1.55 to $1.70.  Factors leading to the revision include weak retail demand, certain unforeseen operating expense increases and the performance of the variable life insurance policies in our Rabbi Trust.  As part of the alternative regulation plan base rate filing approved by the Vermont Public Service Board, the company's allowed rate of return for 2010 is 9.59 percent, down from 9.77 percent for 2009.

Webcast
CV will host an earnings teleconference and webcast on August 6, 2010, beginning at 11 a.m. Eastern time.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Qtr 2 2010 Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 350957.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Friday, August 6, 2010, the company filed its quarterly 2010 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	First Six Months	Second Quarter
	2010 vs. 2009	2010 vs. 2009
2009 Earnings per diluted share	$1.04	$0.46

Year-over-Year Effects on Earnings:
Higher maintenance expenses	(0.25)	(0.09)
Higher other operating expenses	(0.19)	(0.13)
Lower operating revenues	(0.12)	(0.13)
Lower other income, net	(0.06)	(0.07)
Health Care Reform/Medicare Part D - Income tax impact	(0.06)	0.00
Higher equity in earnings of affiliates	0.07	0.02
Lower purchased power expense	0.06	0.07
Other	(0.03)	(0.02)
2010 Earnings per diluted share	$0.46	$0.11

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
Condensed income statement	2010	2009	2010	2009
Operating revenues:
Retail sales	$67,585	$63,382	$143,647	$137,465
Resale sales	6,984	17,131	18,323	31,064
Provision for rate refund	2,201	(1,101)	2,326	(1,101)
Other	3,167	3,215	6,648	5,926
Total operating revenues	79,937	82,627	170,944	173,354

Operating expenses:
Purchased power - affiliates and other	37,211	38,605	78,929	80,215
Other operating expenses	42,414	38,499	86,610	78,117
Income tax (benefit) expense	(791)	760	1,047	3,636
Total operating expense	78,834	77,864	166,586	161,968
Utility operating income	1,103	4,763	4,358	11,386

Other income:
Equity in earnings of affiliates	5,115	4,431	10,510	8,876
Other, net	(193)	621	(157)	734
Income tax expense	(1,714)	(1,389)	(3,303)	(2,822)
Total other income	3,208	3,663	7,050	6,788

Interest expense	2,866	2,929	5,761	5,805
Net income	1,445	5,497	5,647	12,369
Dividends declared on preferred stock	92	92	184	184
Earnings available for common stock	$1,353	$5,405	$5,463	$12,185

Per common share data
Earnings per share of common stock - basic	$0.11	$0.46	$0.46	$1.05
Earnings per share of common stock - diluted	$0.11	$0.46	$0.46	$1.04

Average shares of common stock outstanding - basic	12,078,724	11,660,547	11,903,080	11,631,611
Average shares of common stock outstanding - diluted	12,109,591	11,684,149	11,933,923	11,669,823

Dividends declared per share of common stock	$0.23	$0.23	$0.69	$0.69
Dividends paid per share of common stock	$0.23	$0.23	$0.46	$0.46

Supplemental financial statement data
Balance sheet
Investments in affiliates			$133,604	$105,849
Total assets			$623,084	$617,166
Notes Payable (reclassified to long-term debt)			$0	$10,800
Common stock equity			$241,338	$224,758
Long-term debt (excluding current portions)			$160,869	$167,500
Cash Flows
Cash and cash equivalents at beginning of period			$2,069	$6,722
Cash provided by operating activities			27,251	20,542
Cash used for investing activities			(12,333)	(13,223)
Cash provided by financing activities			(14,343)	(5,083)
Cash and cash equivalents at end of period			$2,644	$8,958
Refer to our second-quarter 2010 Form 10-Q for additional information